Filing under Rule 433

Dated March 20, 2009

Registration No. 333-148527

$300,000,000

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765RBX3	Stated interest rate (%): 5.370%

Secured X Unsecured	Maturity date: February 1, 2020

Principal amount ($): $75,000,000	Settlement date: March 25, 2009

Issue price (%): 100.000%

Net proceeds to Company ($): 74,531,250

Repayable at the option of holder: Yes             No    X

    Repayment Date: Not Applicable

    Repayment Price: Not Applicable

    Election Period: Not Applicable

Sole Book-Running Manager: J.P. Morgan Securities Inc.

Co-Manager: Banc of America Securities LLC

Type of Transaction: Principal Transaction

Interest payment dates: February 1 and August 1 commencing August 1, 2009

Redeemable: Yes   X      No

    In whole

    In whole or in part   X

Fixed redemption price: Yes             No   X

    Initial redemption date: Not Applicable

    Initial redemption price: Not Applicable

    Reduction Percentage: Not Applicable

    Redemption limitation date: Not Applicable

    Make-Whole Redemption Price: Yes   X      No

    Make-Whole Spread: 0.500%

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533.